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                                                                    EXHIBIT 99.1

                      PRESS RELEASE DATED NOVEMBER 22, 1999

GENELABS MEETS WITH FDA - WILL SUBMIT NDA FOR GL701 FOR SLE

Genelabs Technologies, Inc. (Nasdaq:GNLB) today announced that GL701, its investigational drug for systemic lupus erythematosus (SLE), demonstrated a statistically significant advantage over placebo according to some analyses in patients with active disease. In a recent pre-NDA meeting with the Food and Drug Administration (FDA), the FDA agreed that Genelabs' New Drug Application (NDA) proposal appears adequate for submission; however, approvability will be based on a complete review. The NDA will be based on the results of two pivotal Phase III clinical trials.

     Genelabs Vice President, Drug Development and Chief Medical Officer, Marc Gurwith, M.D., said, "The preliminary data from our second Phase III clinical trial of GL701 for SLE were provided to the FDA prior to our pre-NDA meeting. We are pleased with the outcome of that meeting and will now proceed with our NDA submission. SLE is a difficult disease to study and, if approved, GL701 will be the first new drug approved for people with SLE in the past 40 years."

SECOND PHASE III CLINICAL TRIAL RESULTS

     SLE is a chronic, progressive disease that primarily affects women. This study was designed to determine whether GL701 can improve or stabilize clinical outcome and disease symptoms in people with SLE. The 381 women with SLE enrolled in this double-blind, placebo-controlled trial were randomized to receive either an oral dose of 200 mg of GL701 or placebo once a day for 12 months. In one analysis, the proportion of patients with active disease who responded to treatment with GL701 was 66% compared to 49% for such patients receiving placebo, which represents a 35% higher rate of response for GL701. This improvement in response rate was statistically significant (p=0.005). Response, the protocol-specified primary endpoint, was defined as improvement or stabilization as measured by each of four scoring instruments in the absence of clinical deterioration. Because of the inherent variability in the scoring instruments, the classification of a patient as a responder allowed for a slight deterioration in any of the four scores from baseline. The scoring instruments were Systemic Lupus Erythematosus Disease Activity Index (SLEDAI), Systemic Lupus Activity Measure (SLAM), Krupp Fatigue Severity Score (KFSS), and Patient Global Assessment. In addition, the advantage of GL701 over placebo was consistent among secondary efficacy variables. GL701 was well tolerated and the safety and tolerability profile was similar to that in the previous Phase III study. The company will present the full results from the second Phase III clinical trial in an appropriate scientific forum.

FIRST PHASE III CLINICAL TRIAL RESULTS

     In the first Phase III study, SLE patients treated with GL701 had a greater response to treatment than those on placebo, demonstrated by sustained reduction of their prednisone dose to physiologic levels. The study enrolled 191 women with mild to moderate SLE who were receiving daily doses of 10 to 30 mg of prednisone. Patients were randomized to receive either placebo or 100 mg or 200 mg of GL701 daily for seven to nine months. At enrollment, baseline SLEDAI scores were recorded for all patients. During the study, according to the study protocol, steroid doses were required to be reduced at each visit provided a patient's SLEDAI score had not increased. The study results, presented in November 1997 at the American College of Rheumatology National Scientific Meeting showed that, compared to the


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placebo group, a greater percentage of patients in the GL701 200 mg group achieved the primary endpoint of a sustained reduction of their steroid dose to
7.5 mg per day or less (i.e., physiologic levels equivalent to those normally produced by their own adrenal glands). This beneficial effect was most evident in the group of 137 SLE patients with active disease at baseline, defined as a SLEDAI score greater than 2. Among these patients, response rates were 51% for the group who received daily doses of 200 mg of GL701, 38% for the group who received 100 mg of GL701 and 29% for the group who received placebo.

GL701

     Genelabs' therapeutic approach with GL701, through an exclusive license from Stanford University, is to increase levels of dehydroepiandrosterone (DHEA) in patients with SLE. GL701 is a pharmaceutical preparation that contains prasterone, the pharmaceutical generic designation for DHEA, as the active ingredient. DHEA is a naturally occurring hormone that is produced by the adrenal glands. People with SLE generally have abnormally low levels of DHEA and studies have shown that hormonal influences may play a role in the development and progression of SLE.

     Earlier this year the FDA granted Fast Track designation to GL701 for SLE, which means that the FDA has determined that GL701 is intended to treat a serious or life-threatening condition for which there is no adequate therapy currently available. This designation also means that the FDA can take actions to expedite the review of the NDA including assigning priority review status. In 1994, GL701 received Orphan Drug designation from the FDA for the treatment of SLE. Orphan Drug designation provides seven years of marketing exclusivity from the date of a drug's approval.

     Genelabs intends to retain the right to market GL701 in the United States and is seeking partners for development and marketing of GL701 outside of the US. The company is the exclusive licensee of two issued US patents from Stanford University which cover the use of DHEA in lupus patients to reduce concomitant steroid dosage and for the treatment of lupus with or without additional drug therapies.

SYSTEMIC LUPUS ERYTHEMATOSUS (SLE)

     SLE is a life-long, devastating autoimmune disease that primarily affects women, many of whom experience the initial onset of disease in their late teens and early twenties. There are approximately 200,000 people with SLE in the United States and more than one million worldwide, according to various government and private sector statistics. SLE causes the immune system to attack the body's own tissue, which can lead to inflammation, pain and injury to tissues and major organs. People with SLE can develop different combinations of symptoms and organ involvement. Common signs and symptoms include severe fatigue, arthritis, facial rash and unusual sensitivity to sunlight as well as inflammation of the lungs and heart. More serious, life-threatening organ damage, which involves inflammation of the brain tissue and kidney failure, can lead to poor quality of life and ultimately death. There is no cure for SLE. The multi-faceted manifestations and unknown etiology of the disease have made SLE difficult to study and to treat. No drug has been approved for the treatment of SLE in the US in the past 40 years. Current treatment is primarily limited to inflammation suppression, most commonly through chronic use of steroids such as prednisone. Long-term use of steroids has many serious adverse consequences including premature osteoporosis, atherosclerosis and diabetes.


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     Genelabs Technologies, Inc. is a biopharmaceutical company engaged in the discovery of small molecule drugs that bind to DNA or RNA to regulate gene expression or inactivate pathogens. The company's drug discovery program is based on an integrated platform of technologies that encompasses genomics, transcription biology, structure-biased combinatorial chemistry, high-throughput screening and several proprietary validation and characterization assays. The company's development efforts are focused on its drug candidate, GL701, which has completed two Phase III clinical trials as a new therapy for systemic lupus erythematosus.

NOTE

Except for historical information, the statements in this news release are forward-looking and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, the adequacy of the company's GL701 clinical trial processes, whether the results of those clinical trials and other supporting information will be sufficient to support regulatory approvals and whether or not this NDA will be approved by the FDA; delays regarding the regulatory approval process including the timing and scope of approval received, if any; uncertainties and risks regarding market acceptance of GL701 as a treatment for SLE; the company's limited manufacturing and marketing experience; the validity, scope and enforceability of patents related to GL701; the company's capital requirements and history of operating losses; and uncertainties and risks regarding the company's ability to raise needed additional capital or consummate strategic or corporate partner transactions on favorable terms or at all. The company has not submitted applications for regulatory review in the US or other countries, and the regulatory authorities have not yet made a determination as to the safety or efficacy of GL701 for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission, in particular information under the caption "Risk Factors" in the company's 1998 Form 10-K, for more discussion regarding these uncertainties and risks and those associated with the company's research programs, early stage of development and other risks which may affect the company. The company does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release.


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